Exhibit 10.28

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

English Translation

Online Game Tian Long Ba Bu

Proxy and License Agreement

Traditional Chinese Version

Licensor (Party A): Beijing Gamease Age Digital Technology Co., Ltd.

Licensee (Party B): Zhi Ao Online Game Group Company Limited

Date: December 5, 2007

Place: Beijing

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

THIS EXCLUSIVE PROXY AND LICENSE AGREEMENT (this “Agreement”) is made and entered into as of December 5, 2007 by and between: Beijing Gamease Age Digital Technology Co., Ltd., a limited liability company incorporated and validly existing under the laws of the PRC and having its registered office at Room 1197, Tower 3, No. 3 Xijing Road, Badachu High-tech Industrial Area, Shijingshan District, Beijing; and Zhi Ao Online International Corp. (“Zhi Ao Online”), a company incorporated and validly existing under the laws of Hong Kong Special Administrative Region with its main business office at A, 21st Floor, Beijiao Industry Tower, No.499 Queens Avenue, Beijiao, Hong Kong.

NOW THEREFORE, both Parties through mutual negotiation agree as follows:

1.	Definition and Interpretation

1.1	Product: the online game of Tian Long Ba Bu (“TLBB”) (Traditional Chinese Version) which Gamease holds its copyright, including the online game software named “TLBB” in Chinese, and any online game-related products developed in connection with the subject and content above, including the updated version of the aforesaid traditional Chinese version. The functions which may be realized in the product and technology measures and the necessary software tools and hardware for implementing the functions have been fully described in the description of the License Product. The description of the product and the copy of the copyright certificate constitute an inseverable part of the description for the target product under the Agreement.

1.2	Service: all activities that Gamease develop and offer to users of the online game TLBB (Traditional Chinese Version) and the instruments and equipment used in these activities.

1.3	User: any person that plays the online game TLBB (Traditional Chinese Version) connected with the network platform as provided by Zhi Ao Online.

1.4	PC: personal computer based on operating systems compatible with Win32, such as Window98, 2000, ME and XP.

1.5	System: all software and hardware or any operating platform developed by either Party hereto for providing game services.

1.6	Service Fee: the payment made by users in cash or otherwise acceptable to Zhi Ao Online for access to the online game of TLBB and the specific function(s) in this game within a certain period of time. The service fee shall be calculated in the currency of certain amount and collected in the form of prepaid cards, virtual item cards, virtual game cards, charging prepaid cards, data bundle, the guide book, virtual tool or sale of game-related products or other applicable manner. Both Parties agree that the data shown in the charging system of TLBB (Traditional Chinese Version) provided by Zhi Ao Online with the assistance of Gamease shall be the basis for settlement of the service fee and the computation basis for the Share of Monthly Sales Revenue for the previous month. The service fee in this Agreement shall be calculated once a month.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

Note: The service fee (including income by various manners) means the amount displayed in the charging system installed by Zhi Ao Online with the assistance of Gamease, namely book value of the recharge or sale.

1.7	Localization: localization of the Chinese traditional version game that Zhi Ao Online undertakes with the necessary support from Gamease in this process. Gamease shall, after the execution of this Agreement, deliver the clean game text to Zhi Ao Online for its translation and double-check in the text format as Gamease demands it, after which the text shall be returned to Gamease. In a certain period of time after that, Gamease shall provide the data of TLBB (Traditional Chinese Version) to Zhi Ao Online. The process also applies to the subsequent renewals. Gamease shall provide the technical support for localizing the TLBB (Traditional Chinese Version), in reference to the specific needs and in accordance with the standards made by Zhi Ao Online, to adapt to the network environment within the scope of the license and the performance of PCs and to satisfy the needs for commercial operation. In this Agreement, the “TLBB (Traditional Chinese Version)” refers to the completely localized version of TLBB.

1.8	Commercialization: sale of all forms of the service fee caused when Zhi Ao Online provides services to users through various commercial channels. In consideration of the commercialization of TLBB (Traditional Chinese Version), an agreement shall be executed concerning the charging standard of the service fee. After mutual agreement, the service fee for TLBB (Traditional Chinese Version) could be adjusted to some extent in a certain period. Pursuant to this charging standard, Zhi Ao Online may adjust accordingly the online category and price of the service fee. Each adjustment shall be notified to Gamease in the monthly Statement of Royalty. The commencement date of commercialization shall be determined by Zhi Ao Online according to the market environment, opportunities and the content of the products within the scope of the license. Zhi Ao Online shall take the advice and interests of Gamease seriously.

Both Parties agree that the commencement date of TLBB’s (Traditional Chinese Version) commercialization shall be within one hundred eighty (180) days after the execution of this Agreement. The exact date of commercialization shall be determined by both Parties through negotiation.

1.9	Game-related Products: the physical objects related to the content of the game developed by Gamease or through relevant authorization, including the dolls of characters in the game, the stationery, toys and publications related to the content of the game, the clothing, decoration and commodities related to the image of the characters with the game’s LOGO, tools of the game, mobile images, ringtones and so on. The Game-related Product shall not include any virtual tools.

1.10	Income from Game-related Products: the proceeds that belong to Gamease in the gross earnings made from the Game-related Products produced by Zhi Ao Online or its authorized persons.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

1.11	License Royalty: the proceeds that Gamease is entitled to obtain as the developer and technology supporter of TLBB (Traditional Chinese Version) for authorizing Zhi Ao Online to utilize and operate TLBB, including the royalty, share of monthly sales and the proceeds from the Game-related Products. The authorized income shall be paid by Zhi Ao Online to Gamease in accordance with the relevant provisions of this Agreement.

1.12	Technological Service: the periodical renewal of the game’s content, server upgrade, provision of the updated detailed text, advice made to the sales strategy of the commodities in the Mall, the system’s remote maintenance, the solution to emergencies and illegal plug-ins.

1.13	Open Pack: the pack for promoting the product, including the non-charging prepaid card, open (practice) points, starter virtual tool and game CD.

1.14	Charging Prepaid Card: a commodity which ordinary consumers may accumulate points by charging the par value of such prepaid cards and be deducted the points in light of the playing game, consumption of virtual tools, including various physical and virtual prepaid card, such as point card, virtual point card, monthly card, virtual point card and relevant charging point within the relevant set commodity.

1.15	Product Package or Set Commodity: products containing Virtual Items, prepaid card, game CD and so on.

1.16	Guide Book: a reference book for the ordinary consumers to play the game smoothly.

1.17	Publications: in addition to the Guide Book, all other printing materials published in connection with TLBB (Traditional Chinese Version).

1.18	Virtual Items: all sorts of virtual items in the game.

2.	Scope of License

2.1	Grant, Scope and Term of License

Pursuant to the following terms and conditions, Gamease hereby grants Zhi Ao Online the exclusive right to act as agent for TLBB’s (Traditional Chinese Version) operation in Hong Kong and Macao (hereafter referred as “the Scope of License”). The term of the TLBB (Traditional Chinese Version) license shall commence and become effective as of the date of the execution of this Agreement and expire on the third anniversary from the date on which TLBB (Traditional Chinese Version) starts obtaining revenue from charges in Hong Kong and Macao.

(a)	The exclusive proxy rights Gamease grants to Zhi Ao Online shall include the following:

i.	to distribute, demonstrate and display of the client end;

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

ii.	to sell, marketing or distribute directly to the users or conduct such activities through sales agents or dealers;

iii.	to permit the ultimate end users to use the products through passwords;

iv.	to provide maintenance and support services, including but not limited to technical support, software support, consumer service and online consumer service, and provision of services to the ultimate end users pursuant to the regulations on Zhi Ao Online’s customer services;

v.	to install, copy, save the server programs for providing necessary services; and

vi.	to sell the Game-related Products, Product Package, the Open Pack and the client end within the scope of the license.

(b)	Zhi Ao Online hereby acknowledges, represents and warrants that, without prior written consent from Gamease, it shall not use this product for any other purpose, and it shall not operate TLBB (Traditional Chinese Version) and sell the related products in places beyond the scope of the license in any manner.

2.2	Modifications and Upgrading of the Game

(a)	Gamease agrees that, within three (3) years from the date of the official charging in Hong Kong and Macao, it shall conduct a large-scale modification or upgrade to TLBB (Traditional Chinese Version) every six (6) months. Since TLBB is an Item Mall, Gamease shall upgrade the virtual items in the Mall every month to facilitate the operation in the local market.

(b)	Sublicense: Without the prior written consent of Gamease, Zhi Ao Online shall not sublicense, designate or assign any right relating to the product or any part of it or any right granted pursuant to this Agreement to any third Party (except for Game Flier International Corp., a subsidiary of Zhi Ao Online, with written acknowledgement of Gamease). To be precise, the license granted pursuant to this Agreement shall be enjoyed by Zhi Ao Online alone. Without the prior written consent of Gamease, no right and obligation assumed by Zhi Ao Online shall be assigned, allotted, pledged, sold, mortgaged, sublicensed to any third Party and shall be mortgaged or disposed of to any third Party directly or indirectly, partly or in whole, legally or illegally. Any assignment, allotment, pledge, sale, mortgage or sublicense of TLBB made without the prior consent of Gamease shall be null and void.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

2.3	Intellectual Property Right

(a)	During the performance of this Agreement, both Parties shall jointly complete the record-filling and registration procedures for TLBB (Traditional Chinese Version) within the scope of the license. Zhi Ao Online shall be responsible for the relevant application procedures and the total costs, and Gamease shall provide the necessary assistance in accordance with the relevant government regulations within the scope of the license. No registration file shall be deemed as alteration, assignment or forfeiture of any of Gamease’s intellectual property right in the Licensed Product.

(b)	The ownership of the trademark of TLBB belongs to Gamease. During the performance of this Agreement, Zhi Ao Online may use the trademark of TLBB (Traditional Chinese Version) within the scope of the license, and it shall be obligated to protect the trademark against infringement. During the term of cooperation, Zhi Ao Online must use the existing trademark and symbol of TLBB.

(c)	Zhi Ao Online hereby warrants that each set of user end will be sold through the product distribution channels, and the image, symbol and trademark of Gamease and TLBB will be printed or shown on packages, posters or advertisements. The draft design of the packaging, poster or relevant advertisements shall be subject to examination and confirmation of Gamease in advance.

(d)	Zhi Ao Online hereby agrees to return to Gamease the use of the copyright and trademark rights, relevant certificates of approval, all other authorizations obtained for the execution of this Agreement, the data (including the data of users, the game, etc.) related to game operation, information (such as technological know-hows, designs, materials, patents and technologies, etc.).

(e)	In the event there is a potential infringement action to the Licensed Product or an unfair competition action from any third Party, which is acknowledged by one Party, such Party shall notify the other Party immediately. Both Parties shall take reasonable measures to prevent or stop the third Party from undertaking an infringement or unfair competition action. As the owner of the copyright, Gamease is entitled to take protective measures at its own discretion. If necessary, Gamease and Zhi Ao Online shall jointly take protective measures to prevent or stop the infringement or unfair competition action. Gamease may, by issuing a power of attorney to Zhi Ao Online, authorize the latter to be in charge of the actual implementation of such measures within the scope of the license.

(f)	Zhi Ao Online shall, within one hundred eighty (180) days upon the execution of this Agreement, officially operate the game and collect revenue from Hong Kong and Macao. Provided that Gamease has provided the technology support as stipulated, if Zhi Ao Online fails to officially start operating the game within the aforesaid 180 days, Gamease shall have the right to terminate this contract unilaterally and take back the copyright and the use all of the intellectual property rights. Zhi Ao Online shall not be entitled to claim a refund of the royalty paid to Gamease or any economic loss from Gamease.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

3.	Assignment and Execution of Product

3.1	Localization

(a)	After the execution of this Agreement, Gamease shall deliver to Zhi Ao Online a list of game texts that are required to be translated, and Zhi Ao Online shall translate in the format required by Gamease, double-check and shall return the translated text to Gamease within twelve (12) business days from the receipt of the list. Gamease shall, within 12 business days upon the receipt of the translated texts, provide to Zhi Ao Online the original version of the game. Then, Zhi Ao Online shall conduct the test with the relevant technical support from Gamease.

(b)	Gamease agrees to make its best effort to assist Zhi Ao Online in the localization work.

(c)	Both Parties shall undertake the cost and expenses in connection with the localization work at their own expenses.

3.2	Internal Test

Internal Test is a free service that Zhi Ao Online provides to the users within the area after the completion of localization work for improving the functions of the system and preparing the commercialization operation. Both Parties agrees to start the internal test when the system meets the requirements set out in the quality acceptance manual upon both Parties’ confirmation. The period of internal test shall be determined by Zhi Ao Online through consultation with Gamease based on the progress and conditions of the market. However, this period shall be not later than the commercialization progress provided for by this Agreement.

4.	System Installation

4.1	Gamease shall equip Zhi Ao Online with all the necessary software, instrument and instructions in order to enable Zhi Ao Online to provide TLBB (Traditional Chinese Version) to and collect the service fee from, the users. After the execution of this Agreement, Gamease shall equip Zhi Ao Online with the following software and documents:

(a)	The LINUX-based server programs of TLBB (Traditional Chinese Version);

(b)	The user-end programs of TLBB (Traditional Chinese Version) based on Win32 Direct X;

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

(c)	The structure files of the database of TLBB (Traditional Chinese Version);

(d)	The structure files in the database of the charging system of TLBB (Traditional Chinese Version)

(e)	Description of the product—game’s content, functions, characters, performance index, upgrading plan and manual of relevant system functions;

(f)	Other software and files related to the operation of TLBB (Traditional Chinese Version) (including the guide book and the search for the relevant guides); and

(g)	TLBB—relevant materials in connection with the official Chinese simplified version website.

Gamease shall provide the aforesaid to Zhi Ao Online within five (5) business days upon the execution of this Agreement.

4.2	Zhi Ao Online shall be responsible for the operating expenses in connection with the installation of the servers and rent of the networks during the period of the system installation. The place of system installation and the number of the systems to be installed shall be determined by Zhi Ao Online in accordance with the technology manual provided by Gamease. Gamease shall be responsible for guaranteeing the performance index of the systems in compliance with the manual and the standards referred to in the description of the License Product.

4.3	During the period of system installation, Zhi Ao Online shall cooperate upon Gamease’s request.

5.	Technical Support and Safety

5.1	Gamease hereby agrees to disclose to Zhi Ao Online all the information related to running the programs and deliver to Zhi Ao Online in writing the basic information in connection with the maintenance of the systems.

5.2	Gamease shall take protective measures to the source code and executable programs of the game in advance and deliver to Zhi Ao Online in the form of memorandum. During the term of the license pursuant to this Agreement, Gamease shall bear all the losses incurred by the leakage of executable programs of the game caused by the inadequate protection by Gamease, and Zhi Ao Online shall bear all the losses incurred by the leakage of executable programs of the game caused by the inadequate protection by Zhi Ao Online. The losses shall include without limitation the direct economic losses and other relevant losses of the Parties hereto and the compensations made to relevant third Parties.

5.3	If serious accidents occur due to the improper action or delay of technical support and/or maintenance, both Parties shall further discuss the protective measures toward such accidents in addition to undertaking prompt measures.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

5.4	In order to ensure the normal operation of TLBB (Traditional Chinese Version), Gamease shall keep the bona fide cooperation with Zhi Ao Online and dispatch relevant technical personnel to Hong Kong if necessary. The expenses incurred in connection with the dispatch of technical personnel to the places within the scope of license shall be borne by Zhi Ao Online, including the accommodation costs, the flight tickets and the local transportion costs. The Parties agree to cooperate and assist the employees in handling the customs clearance procedures required when going from the place where one Party is located to the other Party’s location.

5.5	Time Limit for Technology Response

In consideration of the requirements of Zhi Ao Online regarding technical support, Gamease’s time limit for technology response is set out below:

(a)	Partial problems: in the event that a single player, server or line has abnormal services, Gamease shall offer technical support within twenty-four (24) hours after receipt of the unusual circumstance (not including non-business days) and shall resolve it within 3 × 24 hours.

(b)	General problems: in the event that most of the players cannot play the game normally due to system reasons, Gamease shall resolve it within twenty-four (24) hours upon the receipt of the problem (not including non-business days). Where the server module has any fault (such as the login system, game service system, etc.), Gamease shall endeavor to offer technical support immediately and shall resolve it within forty-eight (48) hours.

(c)	As for problems difficult to be identified or solved in a short time, Gamease shall make its best effort to cooperatively resolve the problem quickly.

(d)	Both Parties confirm that, the technical support aforesaid shall be conducted in the form of BBS, telephone, facsimile, email, MSN, etc.

5.6	Training and Technical Support

Gamease shall provide the technical personnel of Zhi Ao Online with the necessary technical training. Gamease shall bear the expenses of its technical personnel for the formalities and flight ticket to Hong Kong, but the accommodation costs, transport costs and training fees in Hong Kong shall be borne by Zhi Ao Online.

Gamease hereby warrants that at least one technical person will be online twenty-four (24) hours a day and be responsible for providing necessary technical support and solve any emergency technical problem.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

5.7	Content Guaranty and Upgrade

Within thirty (30) days after the execution of this Agreement, Gamease shall deliver to Zhi Ao Online the content plan of the game, including but not limited to the game map, instrument, features of the characters, abilities of the characters, game tasks, the quantitative standard and system framework of challenges for each level, the data on the official website of TLBB (Simplified Chinese Version), the list of the virtual tools, etc. Zhi Ao Online shall have the right to demand Gamease to improve the quality and quantity of this plan. Gamease may start to carry out this plan after mutual confirmation from both Parties. Within the three years cooperation term, Gamease shall, according to the requirement of development, have the right to conduct a large-scale modification or upgrade every six (6) months, and Zhi Ao Online shall, according to the requirements of Gamease, provide corresponding support and cooperation and be responsible for the relevant localization work.

6.	Licensed Proceeds

6.1	Royalty

The royalty payable by Zhi Ao Online shall be HK$         *         (which shall not be returned once paid to Gamease), including 5.25% of which shall be withheld in Hong Kong as income taxes. All payments shall be conducted in accordance with the tax withholding procedures as required by the laws of Hong Kong. Zhi Ao Online shall provide to Gamease the tax payment receipts issued by the relevant government department.

6.1.1	Payment of the Royalty

(a)	Zhi Ao Online shall remit HK$ * as * % of the royalty to the bank account designated by Gamease within seven (7) business days upon the execution of this Agreement and after receiving the invoice issued by Gamease;

(b)	Zhi Ao Online shall remit HK$ * as * % of the royalty to the bank account designated by Gamease within seven (7) business days upon the commencement of internal test of TLBB and after receiving the invoice issued by Gamease;

(c)	Zhi Ao Online shall remit HK$ * as the last * % of the royalty to the bank account designated by Gamease within seven (7) business days upon the receipt of the invoice issued by Gamease since obtaining the charging revenues from “TLBB’s Chinese traditional version” in Hong Kong and Macao.

The symbol ‘*’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

6.2	Additional Royalty

6.2.1

After Zhi Ao Online starts collecting the revenue in Hong Kong and Macao, if the maximum number of concurrent online users of TLBB in Hong Kong and Macao reach * , Zhi Ao Online shall provide Gamease with a royalty statement within the 10th business day of the following month and shall pay up an additional copyright royalty in an amount of HK$         *         in lump sum to Gamease within ten (10) business days upon submitting the royalty statement and obtaining the written consent from Gamease.

6.2.2

If thereafter the maximum number of concurrent online users of TLBB in Hong Kong and Macao reach *     , Zhi Ao Online shall provide Gamease with a royalty statement within the 10th business day of the following month and shall pay up an additional royalty in an amount of HK$         *         in lump sum to Gamease within ten (10) business days upon submitting the royalty statement and obtaining the written consent of Gamease.

6.3	Share of Monthly Sales Revenue

Besides the royalty and additional royalties, Zhi Ao Online shall pay         *         % of the service fee to Gamease, which shall be deemed as Gamease’s Share of Monthly Sales Revenue. The computation formula of the Share of Monthly Sales Revenue is as follows:

Share of Monthly Sales Revenue = Monthly Service Fee ×         *         %

6.3.1	Payment of the Share of Monthly Sales Revenue:

(a)	The Parties agree to apply a natural month as the settlement month to calculate the monthly sales revenue, which means that the Parties shall calculate the monthly sales revenue share of the previous month in accordance with the data from the charging system of TLBB’s Chinese traditional version installed by Gamease as the copyright licensor. After the official charging, Zhi Ao Online shall provide Gamease with the data of operation and sales for the previous month (the settlement statement for sales) prior to the 10th day of each month. After confirmation by Gamease, Zhi Ao Online shall remit the Share of Monthly Sales Revenue for the previous month to the bank account designated by Gamease within seven (7) business days upon the receipt of the invoice issued by Gamease. The settlement and payment of the Share of Monthly Sales Revenue is illuminated as follows:

The symbol ‘*’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

Example: If TLBB (Traditional Chinese Version) starts its official charging on January 10, 2008, the royalty settlement statement for sales between January 10th and January 31st shall be provided to Gamease on February 10th. The royalty statement shall be made in HK Dollar. After confirmation by both Parties of the previous month’s revenue, Zhi Ao Online shall remit the payment to the bank account designated by Gamease within seven (7) business days upon the receipt of the invoice issued by Gamease.

6.4	Share of Income from Game-related Products and the Guide Book

The computation formula of Share of Income from Game-related Products is equal to the quantity of products sold × actual market price ×         *         %.

Zhi Ao Online shall, when producing and selling, or authorizing others to produce and sell the Game-related Products provided for in this Agreement, give a ten (10) business days’ notice in writing in advance to Gamease, which shall include the category, quantity and sales price. Gamease shall complete the written confirmations within five (5) days upon receiving the written notices on whether it agrees as to the production of any of the Game-related Products. After the commencement date of the sale, Zhi Ao Online shall record the revenues in the royalty statement of the following month and shall pay to Gamease the share of income from Game-related Products and remit such payment into designated bank account by Gamease on the 20th day of the month on which the royalty statement is submitted.

6.5	Gamease authorizes in writing Zhi Ao Online to sell the Virtual Items within the Product Package, and therefore Zhi Ao Online shall pay * % of the monthly sales revenue to Gamease. The production and sale of the Virtual Items within the Product Package shall be subject to the prior written confirmation of Gamease. The price of the Product Package shall be agreed upon by both Parties, and the product shall not be sold without the prior written confirmation of Gamease.

Zhi Ao Online shall pay and settle the share of monthly sales revenue in HK Dollars.

A/C Name:	Beijing Gamease Age Digital Technology Co., Ltd.
Bank:	*
A/C Number:	*
Swift code:	*

The symbol ‘*’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

6.6	The open package, including a starter pack with the price of HK$ * (in addition to a CD), HK$ * (in addition to two CDs), HK$ * (in addition to three CDs) or a starter pack as a gift, is mainly used to attract game players or promote product sales and not for the purpose of making a profit. Zhi Ao Online does not need to pay to Gamease any royalty or fee for such starter packages for promotion. The production and sale of the virtual tools in the starter package shall not be started without the prior written confirmation of Gamease.

6.7	Tax: during the term of performance of this Agreement, each Party shall be responsible for the taxes or expenses payable by themselves as required by the governmental departments within the scope of the license. Both Parties agree that all payments shall be withheld at the rate of 5.25% in Hong Kong in accordance with the laws of Hong Kong. Zhi Ao Online shall provide to Gamease the tax payment receipts issued by the relevant government department.

6.8	Both Parties shall share the monthly sales income in accordance with the provisions of Article 6.3, 6.4 and 6.5, and Gamease shall not return the payments back to Zhi Ao Onlibne after the settlement. If Zhi Ao Online ceases the operation of TLBB in Hong Kong and Macao, all matters, including user refund issue, shall be solved by Zhi Ao Online, and Gamease has no obligation on such matters.

6.9	Currency: the Parties agree that all the fees and revenues that occur during the performance under this Agreement shall be calculated in HK Dollar.

7.	Confidentiality and Information Exchange

7.1	Confidentiality

Both Parties agree to keep all the commercial secrets under this Agreement confidential and, without the prior written consent from both Parties, shall not disclose these secrets to any person or any third Party at time or any place. No one shall disclose these secrets to any person or any third Party at any time or place.

The following circumstances shall survive the previous paragraph:

(a)	available to the public under normal circumstances;

(b)	disclosed by the information holder and announced clearly not to be confidential;

(c)	known or to be known by the information insiders without the violation of this Agreement or obligation of confidentiality;

The symbol ‘*’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

(d)	found by the information insiders independently;

(e)	required to disclosed due to litigations, tax or government orders.

If the information is disclosed to consultants of either Party or to the government, the relevant consultants shall be governed by this Article.

7.2	Information Exchange

Zhi Ao Online shall, on the 10th day of each month, provide a note of bill and a written report in Chinese concerning the sales revenue, the number of applying users, the total number of registered users and the market promotion to Gamease. Zhi Ao Online shall provide these documents to Gamease or to its authorized representatives for the inspection in the place and manner designated by Gamease.

Gamease shall provide the note of bill and a written report in Chinese concerning the technology upgrade, system maintenance, content renewal and development progress to Zhi Ao Online on the 10th day of every month. Gamease shall provide these documents to Zhi Ao Online or to its authorized representatives for inspection in the place and manner designated by Zhi Ao Online.

7.3	Access to Information

Zhi Ao Online shall offer Gamease the authorization to access the server of online charging and charging system. Under the circumstance to guarantee the system’s safety, Zhi Ao Online may allow Gamease to enter the system at any place (local or long-distance) to obtain information regarding the statistics data of online sales and to calculate the Share of Monthly Sales Revenue. After the delivery of the online charging and charging system to Zhi Ao Online, Gamease shall not make any alterations to the online charging and charging system without permission. Zhi Ao Online shall be obligated to record in good faith the reasons for each alteration to the database and provide a report on the information exchange aforesaid to Gamease.

Gamease shall provide access for Zhi Ao Online into the game online number system (local or long-distance) in order to check the number of online users and the daily highest number of online users.

8.	Market Plan and Implementation

8.1	Market Plan

Zhi Ao Online shall, within sixty (60) days upon the execution of this Agreement, provide to Gamease a market promotion plan, which shall include the implementation of the market advertisements, product service, sales methods and other necessary provisions agreed upon by both Parties. Zhi Ao Online shall be responsible for the implementation of this plan at its own expenses, and Gamease shall be in charge of providing the comprehensive technical cooperation.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

8.2	Promotion Materials

Gamease shall make its best effort to provide relevant promotion materials or technical assistance as requested by Zhi Ao Online.

8.3	Implementation

Zhi Ao Online shall make its best effort to conduct the sale of the products by all reasonable and accurate manners during its implementation of this Agrement. Zhi Ao Online shall have the right to use all the posters, advertisements and other promotion materials relevant to the products and place the logo of TLBB on the relevant sale and promotion materials. Zhi Ao Online may, at any time, constitute and implement the product promotion plan according to the market circumstances. Both Parties agree, in order to perform the duties and obligations of both Parties, to conduct information exchanges regarding the sale, advertisement and promotion of products. Zhi Ao Online shall first notify Gamease of the relevant market plans for discussion with Gamease on the sale and promotion of the products. Gamease shall offer cooperation in good faith, however, Gamease is not obligated to participate in all the marketing plans and sale activities.

8.4	Zhi Ao Online hereby warrants to take technical measures to block the IP users of Taiwan from logging unto the TLBB server in Hong Kong.

9.	Marketing Promotion and Assumption of Production Costs

Both Parties agree as follows:

(a)	Zhi Ao Online agrees to bear the marketing promotion and production costs of TLBB (Traditional Chinese Version) in the licensed area after the execution of this Agreement, including the expenses for the production of products and promotion materials (such as product packaging, posters, brand establishment, DM, etc.); Zhi Ao Online warrants to pay HK$ * for marketing promotion in the early stage starting from the beginning of the cooperation to the date of the official charging, and starting from the second year, no less than * % of the gross revenue each month will be invested for the marketing promotion in Hong Kong and Macao.

(b)	Zhi Ao Online warrants to provide the marketing promotion plans to Gamease in order to be supervised by Gamease. Zhi Ao Online shall notify Gamease of any possible alterations of the marketing promotion plan two (2) weeks in advance.

The symbol ‘*’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

(c)	Gamease shall provide to Zhi Ao Online all the documents (such as pictures) necessary for the promotion of TLBB (Traditional Chinese Version) or make suggestions on the promotion plan to Zhi Ao Online, and it shall also attend the press conferences or activities planned and arranged by Zhi Ao Online.

(d)	Both Parties agree that, before the commercialization of TLBB (Traditional Chinese Version), the marketing meetings with respect to the operation, promotion and activities of TLBB (Traditional Chinese Version) shall be held at least once every two (2) weeks, to determine and adjust the manner and content of the marketing sale.

10.	Delay and Default of Performance

10.1	Both Parties shall actively guarantee the performance of this Agreement and shall immediately take action for remedy in the event of a breach.

10.2	If Zhi Ao Online fails to pay Gamease the account payable in the applicable period while Gamease has duly performed the obligations under this Agreement, Gamease shall have the right to claim for all the losses incurred by such breach, and demand Zhi Ao Online to perform its duty of payment within thirty (30) days. The liquidated damages shall be 3% of account payable in the applicable period per day. If any payment is delayed for sixty (60) days, Gamease shall be entitled to terminate this Agreement unilaterally.

10.3	If Gamease fails to provide the technology service, improvement or upgrade in accordance with the schedule and/or the stipulation of the Agreement while Zhi Ao Online has duly performed the obligations under this Agreement, Zhi Ao Online shall have the right to claim for all the losses incurred by such breach and demand Gamease to perform its obligations within thirty (30) days. The liquidated damages shall be 3% of the account payable in the applicable period per day.

10.4	To encourage mutual trust and cooperation, both Parties agree that, during the term of performance under this Agreement, Gamease may, by giving a notice in advance, at its own expenses hire a certified public account (CPA) or a world-known accounting firm to conduct auditing on the account books and records of Zhi Ao Online, which is related to the revenue part of Gamease at the time and in the manner agreed upon by both Parties. If the audit results show Zhi Ao Online has not paid to Gamease in full; Zhi Ao Online shall make full payment or make mistake payment to Gamease and pay the late fees in accordance with the provisions of Article 10.2 as well as indemnify Gamease for the reasonable expenses incurred in the auditing work. Likewise, Zhi Ao Online may at its own expenses, by itself or through other authorized institution, conduct inspections on the improvement, upgrade and renewal of the products at the time and manner agreed upon by both Parties by giving a notice to Gamease in advance. If the results of inspection show that Gamease has failed to perform its obligations according to the schedule or standard agreed upon by both Parties, Zhi Ao Online may suspend the payment of the relevant funds to Gamease until Gamease has complied with the requirements agreed upon by both Parties. Meanwhile, as indicated in Article 10.3, Gamease shall bear the reasonable expenses related to such inspections and pay liquidated damages to Zhi Ao Online.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

10.5	The provisions aforesaid shall not be applicable if a Party has notified the other Party in writing and has been accepted by such Party.

11.	Performance and Termination

11.1	Performance of the Agreement

(a)	This Agreement shall come into force upon the approval from the board of director of both Parties and as of the date of execution by both Parties.

(b)	The term of this Agreement shall commence from the execution date, and the total duration of TLBB’s operation (Chinese traditional version) shall be a consecutive three (3) years since its commercialization.

(c)	If both Parties fail to conclude an agreement on further cooperation at termination of this Agreement, Zhi Ao Online shall pay all the funds to Gamease, and, by making a public announcement and prevent the confidential information from disclosing to end users, shall hand over the database materials to Gamease or any third Party it designates.

(d)	Zhi Ao Online shall pay, and Gamease is entitled to receive, the royalty, Share of Monthly Sales Revenue, Share of Income from Game-related Products in compliance with the timetable in this Agreement. No unilateral termination of the Agreement is allowed except under the circumstance expressly provided in this Agreement. Even if a Party breaches the contract, the other Party may, based on the principle for realizing the highest interests of the Agreement, demand the defaulting Party to continue to perform the Agreement without prejudice to its right of claims for losses incurred by such breach.

11.2	Unilateral Termination

Under the following circumstances, either Party may unilaterally terminate the Agreement by giving a written notice to the other Party:

(a)	The Parties shall settle any problem or dispute arising out of the performance of this Agreement firstly. If no settlement can be reached through friendly negotiations within thirty (30) days after they start negotiations, which prevents one Party or both Parties from continuing its or their performance of the rights and obligations under the Agreement, either Party may unilaterally terminate the Agreement

(b)	Where a Party breaches the contract, the performing Party shall be entitled to give a written notice to the breaching Party for requesting it to cease such breach and take actions to remedy. If the breaching Party fails to take actions to remedy such breach within thirty (30) days after receipt of the written notice from the performing Party, the latter may unilaterally terminate the Agreement.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

(c)	During the performance of this Agreement, if one Party concludes an agreement with its creditors and announces a liquidation process (whenever it is dissolved, taken over by their Party or by custody of the court) and the due performance of this Agreement is affected, either Party may unilaterally terminate the Agreement by giving a written notice to the other Party.

•

If Gamease is the Party to be notified, it shall provide to Zhi Ao Online with all the source codes of TLBB (Traditional Chinese Version) in order to ensure the normal provision of services to users within the scope of the license. The source codes received by Zhi Ao Online shall only be used to provide services to users within the scope of the license.

•

If Zhi Ao Online is the Party notifying, it shall hand over, free of charge, the user’s database, information of sales channels and other materials related to the commercialization of Gamease and any third Party it designates in order to ensure the normal provision of services to users within the scope of the license. Gamease shall have the right to look for another Party to continue operating TLBB in Hong Kong and Macau.

(d)	If one Party is forced to suspend the performance of this Agreement by a force majeure event which has lasted for three (3) months, and both Parties fail to reach a solution.

(e)	During the performance of this Agreement, if one Party is required by the government to make some corrections or amendments to its rights or obligations in this Agreement and such amendment or correction render the attainment of the Party’s commercial targets impossible.

(f)	Special Statement: if the source codes or the server programs are disclosed by an illegal server for reasons attributable to Gamease and both Parties fail to reach an agreement within thirty (30) days thereafter, Zhi Ao Online shall have the right to terminate this Agreement unilaterally without prejudice to its right of claims against Gamease for all the losses incurred. If the server programs are disclosed for reasons attributable to Zhi Ao Online and both Parties fail to reach an agreement within thirty (30) days thereafter, Gamease shall have the right to terminate this Agreement unilaterally without prejudice to its right of claims against Zhi Ao Online for all the losses incurred.

(g)	This Agreement may be terminated through written consent by both Parties.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

12.	Amendment or Supplement

12.1	No amendment or supplement shall be made to this Agreement without the written consent of both Parties.

12.2	During the performance of this Agreement, if any emergency occurs, the Parties hereto shall settle such problem through friendly negotiations, and conclude, based on this Agreement, a supplementary agreement in the principle of fairness and mutual benefit. Either Party has the right to demand the execution of a supplementary agreement and make supplementary statements about the emergency.

12.3	Without the prior written consent of both Parties, no right or obligation under the Agreement shall be sold, assigned or granted to any third Party. If this Agreement is agreed by both Parties to be transferred by one Party to any third Party, the transferring Party and the third Party shall guarantee the rights and obligations of the other Party in writing, which means that the rights and obligations of either Party thereto shall remain the same even if the signing Party is different.

13.	Representations and Covenants

13.1	Warranties by Gamease

(a)	Gamease has the right to execute this Agreement, and it shall have the right to license and dispose the above products owned or to be owned by Gamease.

(b)	The performance of Gamease under this Agreement and the completion of the proposed transaction do not violate any effective laws or regulations. The use of the product by Gamease or Zhi Ao Online would not infringe any patent, copyright, trade secret or third Parties’ intellectual property right.

13.2	Warranties by Zhi Ao Online

(a)	Zhi Ao Online has the right to execute this Agreement, and it shall use, maintain, sell and promote the products in accordance with the laws and regulations applicable within the scope of the license.

(b)	Zhi Ao Online shall be responsible for all the expenses incurred in connection with the sale transactions of the product and/or relevant procedures (such as application for registration code, feasibility study, permits by government), relationship with the government and obtaining all the governmental approvals necessary for the adequate performance of this Agreement, including but not limited to the sale permit for the imported games, any payment and exchange agreement related to this Agreement.

13.3

Both Parties warrant that the effectiveness, interpretation and performance of this Agreement will be in full compliance with the laws in places within the scope of the license and those of the People’s Republic of China. Each Party shall make its reasonable

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

efforts to assist the other Party in obtaining the necessary governmental permits, even if the permits are related to the Agreement. Both Parties shall make corresponding modifications or corrections if required by any governmental approval, and the modified and corrected provisions shall be valid and binding.

14.	Notice

Any notice which is given pursuant to this Agreement shall be in writing and delivered personally, transmitted by facsimile or sent by postage prepaid, to the following addresses and numbers:

Beijing Gamease Age Digital Technology Co., Ltd.
Recipient:	Yanjuan Chen
Address:	F2-5, East Wing, Jingyan Hotel, No. 29 Shijingshan Road, Shijingshan District, Beijing
Tel:	86-10-62726816
Fax:	86-10-62702951
Email:	vickiechen@sohu-inc.com

Zhi Ao Online Game Group Company Limited
Recipient:	Lingling Shi
Address:	Part A F21, Beijiao Industry Tower, No. 499 Yinghuang Road, Beijiao, Hong Kong
Tel:	852-28660018
Fax:	852-2866-9292
Email:	ling@gameone.com

Notices given by personal delivery shall be deemed effective on the date of delivery; notices given by facsimile shall be deemed effective on the date of successful transmission; notices sent by postage prepaid shall be deemed effective on the fifth (5) working day as of date of mailing. The letter is proved to be duly mailed when the address is accurately written, the stamp duly affixed and the letter put in the box. All the means of notices shall be treated impartially. A written confirmation to each notice given by facsimile shall be made immediately and delivered personally or sent by postage prepaid to the other Party. Either Party shall give a seven (7) days’ notice in writing prior to any change of its address or fax number.

15.	Settlement of Disputes

If any dispute arises out of the performance of this Agreement, the Parties hereto shall firstly settle such dispute through friendly negotiations. If no settlement can be reached through consultation, each Party can submit such matter to the courts of Singapore for arbitration and be judged with the then current effective rules. The arbitration award shall be final and binding upon the Parties.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

16.	Non-Agency

Each Party is an independent contractor and no part of this Agreement shall be construed as one Party appointing the other Party as its agent, partner, legal person, lawyer or employee. One Party shall not be bound by the other Party except the stipulation in provisions of this Agreement.

17.	Force Majeure

If performance of the obligations in this Agreement is delayed by the fault, forbearance or negligence caused by reasons beyond the reasonable control of each Party, including natural disasters, strikes, riots, wars, plagues, acts of governments after the execution of this Agreement, earthquakes or other disasters, neither Party shall be responsible for such fault, forbearance or negligence caused by such reasons. In this case, the Party affected by such force majeure shall deliver in writing a liability exemption statement to the other Party, and both Parties have the obligation to make up the losses incurred. Besides, the time limitation fixed by the affected Party for the performance of its duties under this Agreement shall be correspondingly extended with reference to the losses incurred by the force majeure event.

18.	Effectiveness

The letter of intent executed by both Parties prior to this Agreement is concluded in order to basically determine the matters of cooperation and the rights and obligations of both Parties. If the content contained in the letter of intent is different with this Agreement, this Agreement shall prevail.

19.	Miscellaneous

19.1	The terms and headings of each section contained in this Agreement are for the convenience of reference only and shall not affect the performance of this Agreement in material respects.

19.2	Zhi Ao Online shall have priority agency rights to any continuation or additional story of TLBB developed by Gamease or any other online games launched by Gamease.

19.3	Upon the performance of this Agreement, the Parties will release or acknowledge the following documents as Appendices to this Agreement:

•	Photocopies of the business licenses of both Parties (with company seal)

•	The certificate of copyright or certificate of authorization of TLBB in Chinese version

•	Quality Acceptance Manual of TLBB

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

Both Parties agree to execute supplementary agreements or add the appendices during the term of this Agreement.

This Agreement is made in four (4) originals. Gamease and Zhi Ao Online shall hold two (2) copies respectively. Each copy of this Agreement shall have equal effect.

Beijing Gamease Age Digital Technology Co., Ltd. (SEAL)

By:	/s/ Tao Wang
Name:	Tao Wang (Signature)

Title:	General Manager

Zhi Ao Online Game Group Co., Ltd. (SEAL)

By:	/s/ Renyi Shi
Name:	Renyi Shi (Signature)

Title:	General Manager